Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-149955 and No. 333-165982 on Forms S-8, pertaining to the MEMSIC, Inc. 2000 Omnibus Stock Plan and the MEMSIC, Inc. 2007 Stock Incentive Plan; and the MEMSIC, Inc. Amended and Restated 2009 Nonqualified Inducement Stock Option Plan, respectively, of our report dated March 25, 2011, with respect to the consolidated financial statements of MEMSIC, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 25, 2011